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                                  EXHIBIT 99.1

             GIGA-TRONICS FINALIZES ACQUISITION OF MICROSOURCE INC.



SAN RAMON, CALIFORNIA -- Giga-tronics Incorporated (NASDAQ:GIGA) announced today that it had completed its acquisition of Microsource, Inc. of Santa Rosa, California effective May 18, 1998. $1,500,000 plus contingent future payments based on earnings of Microsource for the next two years is being exchanged for all the outstanding shares of Microsource. This will be an all-cash transaction and does not involve the issuance of any Giga-tronics shares. The acquisition will be accounted for under the "purchase" method of accounting.

        In the calendar year ended December 31, 1997, Microsource had revenues of $7,153,000. As of the end of April 1998 its backlog was in excess of $10 million.

        Microsource develops and manufactures a broad line of YIG tuned oscillators, filters and microwave synthesizers. Microsource Inc. will function as a wholly owned subsidiary of Giga-tronics.

        Giga-tronics designs, manufactures and markets an extensive line of instruments and automatic test systems with broad application in wireless communications, including cellular telephone, satellite transmission, aircraft navigation, and electronic defense.

        Headquartered in San Ramon, California, Giga-tronics is a publicly held company, traded over the counter on NASDAQ National Market Systems under the symbol "GIGA".